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                                                                  EXHIBIT 10 (a)

                              EMPLOYMENT AGREEMENT

          AGREEMENT (the "Agreement") dated as of March 20, 2002 amending and restating the Agreement dated as of July 10, 2001 (the "Original Agreement") by and between Sotheby's Holdings, Inc. (the "Company") or ("Sotheby's") and William F. Ruprecht (the "Executive").

                              W I T N E S S E T H :

          WHEREAS, the Company entered into the Original Agreement to specify the terms and conditions on which the Executive would be employed by the Company; and

          WHEREAS, the Company and the Executive desire to amend certain provisions of the Original Agreement as further specified herein.

               NOW, THEREFORE, in consideration of the mutual promises and conditions herein set forth, the parties hereto agree to amend the Original Agreement and to restate the Original Agreement as so amended to read in its entirety as follows:

          1. TERM. The term of this Agreement (the "Term") shall commence on January 1, 2001 and shall continue, unless terminated in accordance with Paragraph 4 herein or as otherwise provided in this Agreement, until December 31, 2003.

          2. DUTIES AND AUTHORITY. During the Term, the Executive agrees to continue to serve the Company, and the Company agrees to continue to employ the Executive, as Chief Executive Officer and President and to continue to nominate him as a member of the Board of Directors of the Company and support, in good faith, his election as a member of the Board of Directors of the Company. In serving in the aforementioned positions, the Executive shall have such authority and responsibility as are customarily attendant to such positions and as may be specified from time to time by the Board of Directors of the Company. The Executive shall report directly to the Board of Directors of the Company. Except as otherwise permitted by the Company, the Executive shall devote substantially all of his business time (excluding periods of vacation and sick leave) and efforts to the performance of his functions and responsibilities for the Company and its affiliates.

          3. COMPENSATION AND BENEFITS. In full consideration for all services rendered by the Executive during the Term, the Executive will receive the following compensation and benefits:

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               (a) BASE SALARY. The Executive shall receive an annual base salary of not less than five hundred thousand dollars ($500,000) (the "Base Salary") payable in accordance with the customary payroll practices of the Company. During the Term, the Executive's Base Salary will be reviewed by the Compensation Committee of the Board of Directors of the Company and may be adjusted upward (but not downward) to reflect the Executive's performance and responsibilities.

               (b) ANNUAL INCENTIVE COMPENSATION. During the Term, the Executive shall be eligible to receive annual incentive compensation ("Annual Incentive Compensation"). The Executive's annual incentive target shall be one hundred percent (100%) of the Executive's Base Salary during the year in which the compensation is accrued, payable at such times as such Annual Incentive Compensation is paid to other executives of the Company as determined by the Compensation Committee in its sole discretion.

               (c) RETENTION BONUS. The Executive shall receive retention bonuses ("Retention Bonus") in the aggregate amount of seven million dollars ($7,000,000) payable as follows: (i) five hundred thousand dollars ($500,000) on February 1, 2002; (ii) five hundred thousand dollars ($500,000) on September 1, 2002; (iii) three million dollars ($3,000,000) on December 31, 2002; and (iv) three million dollars ($3,000,000) on December 31, 2003, provided, however, that Executive remains continuously employed by the Company at the date each such payment is to be made or is entitled to such payment or payments pursuant to
Section 5(a)(6) or Section 5(c). These Retention Bonuses shall not be subject to renewal after the Term nor shall be included in any calculation pursuant Subparagraph 3(k) or Paragraph 5 (except as set forth in this subparagraph).

               (d) STOCK OPTIONS. For 2002 and 2003, the Executive shall be granted options pursuant to the Company's Stock Option Plan (the "Stock Option Plan") in accordance with the Company's annual practice. If a Change of Control occurs before the Executive's 250,000 options issued in February 2001 or the stock options granted during 2002 or 2003 (if any) have become exercisable under the Stock Option Plan, then the Executive shall be paid in cash the difference between the exercise price of any such options and the price per share for Sotheby's shares in the Change of Control transaction.

               (e) EXPENSE REIMBURSEMENT. The Company will reimburse the Executive for ordinary and necessary business and travel expenses incurred in the performance of the Executive's duties in accordance with the Company's standard procedures in effect for the senior most executives of the Company.

               (f) BENEFITS. The Executive shall be eligible to continue to participate in all benefit plans now or hereafter maintained by or on behalf of the Company for its most senior executives or in which such senior executives participate and shall receive all fringe benefits and vacations, for which the Executive's level of employment makes him eligible in accordance with

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the Company's policies and the terms of such plans. Such benefits shall not be reduced, unless they are reduced in the same manner for all other senior executives of the Company.

               (g) SPECIAL PAYMENT. The Executive shall be eligible to continue to receive the special payment made to him on September 1, 2000 if it is determined by the Company, in its sole discretion, to continue it and for as long thereafter as the Company decides is appropriate.

               (h) BUSINESS DEVELOPMENT ALLOWANCE. The Executive will be eligible for a business development allowance of at least $25,000 for each calendar year during the Term.

               (i) CAR ALLOWANCE. During the Term, the Company will pay for the Executive's use of a car and driver for business purposes.

               (j) CONFIDENTIALITY AGREEMENT; SOTHEBY'S RULES AND POLICIES. As a condition to the Executive's continued employment by the Company, he shall continue to be bound by the Company's Confidentiality Agreement, Auction Rules, Compliance Policy, and the Conflict of Interest Policy and House Rules (collectively, the "Rules and Policies"). The Executive acknowledges that he has read, understood and signed each of the foregoing. Nevertheless, if any provision of the Rules or Policies expressly contradicts any provision in this Agreement, the provisions of this Agreement shall govern.

               (k) SOTHEBY'S, INC. SEVERANCE PLAN. In the event that the Executive is terminated under such conditions that make him eligible for benefits under the Sotheby's, Inc. Severance Plan, such benefits shall be paid under the terms of that plan in effect on the execution date of this Agreement regardless of whether that plan is modified during the Term of this Agreement unless the modification results in an enhanced benefit to the Executive, in which case he would receive the enhanced benefit.

               (l) MISCELLANEOUS. All bonus payments set forth in Subparagraphs 3(c), 3(g), 3(h), and 3(k) and all termination payments made pursuant to Paragraph 5 shall not be included for benefit contribution purposes under any qualified or non-qualified retirement plan including but not limited to the 401(k) plan or Benefit Equalization Plan. These bonus and termination payments are also not part of the bonus calculation in the event the Executive is entitled to benefits under the Sotheby's, Inc. Severance Plan.

          4. TERMINATION OF THE EXECUTIVE'S EMPLOYMENT.

               (a) DEATH. Executive's employment shall terminate immediately upon his death.

               (b) DISABILITY. Executive's employment shall terminate upon Executive's "Disability." For purposes of this Agreement, "Disability" means a determination by the Company in accordance with applicable law that, as a result of a physical or mental illness, the

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Executive is unable to perform the essential functions of his job with or without reasonable accommodation that does not present an undue burden on the Company.

               (c) BY THE COMPANY. The Board of Directors of the Company may terminate the Executive's employment at any time during the Term, with or without "Cause" (as defined below), upon written notice by the Company to the Executive, and the Executive's employment will terminate on the date notice is given or, if specified in the notice, within sixty days after the date notice is given.

               For purposes of this Agreement, "Cause" means:

                              (1) the Executive's fraud, willful malfeasance or
                                  gross negligence in the performance of his duties which is materially injurious to the Company; or

                              (2) the Executive's conviction of felony crime;

     The Executive shall have thirty (30) days following the receipt of notice from the Company of the existence of circumstances constituting Cause to correct such circumstances. Any notice of termination for Cause must be given within sixty (60) days following the Chairman of the Board of Directors learning of circumstances constituting Cause.

               (d) BY THE EXECUTIVE. The Executive may terminate his employment with the Company at any time during the Term, with or without "Good Reason" (as defined below), upon thirty (30) days prior written notice to the Company. For purposes of this Agreement, "Good Reason" means:

                              (1) a material breach of this Agreement by the
                                  Company;

                              (2) the Company's assignment of duties to the
                                  Executive which are a material diminution of his duties;

                              (3) the Company's removal of the Executive from
                                  his positions of Chief Executive Officer and/or President and/or the Company's removal of the Executive or failure to nominate the Executive, and support in good faith the Executive's election, as a member of the Board of Directors of the Company;

                              (4) the Company's requirement that the Executive
                                  relocate the Executive's office or perform more than one third of his duties during any calendar year

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                                  more than thirty-five (35) miles outside of
                                  New York, New York without the Executive's prior written consent;

                              (5) the Company's failure to provide timely the
                                  Executive with compensation and the benefits at the levels required herein; or

                              (6) termination of the Executive's employment
                                  within twelve (12) months of a Change of Control (as defined in the Stock Option Plan) but not earlier than six (6) months after the Change of Control.

provided, however, that the Company shall have thirty (30) days following the receipt of notice from the Executive of the existence of circumstances constituting Good Reason to correct such circumstances. Any notice of termination for Good Reason must be given within thirty (30) days following the Executive learning of circumstances constituting Good Reason.

          5. SEVERANCE PAYMENT.

               (a) WITHOUT CAUSE AND GOOD REASON TERMINATION. If during the Term the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason, all compensation payable to the Executive under Paragraph 3 hereof will cease as of the effective date of notice of such termination (the "Termination Date") and the Executive will be entitled to the following:

                              (1) All accrued but unpaid Base Salary through the
                                  Termination Date plus the Executive's then current Base Salary through December 31, 2003, payable in a lump sum;

                              (2) Annual Incentive Compensation payable in a
                                  lump sum, as if the Executive remained
                                  employed through December 31, 2003, in an annualized amount equal to his annual incentive target as most recently determined pursuant to Subparagraph 3(a) prior to the Termination Date;

                              (3) All previously earned and accrued (but unpaid)
                                  entitlements and benefits from the Company, including any such entitlements and benefits as an Executive under this Agreement or under the Company's pension, disability and life insurance plans, policies and programs, if any;

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                              (4) Full benefit coverage for the Executive, his
                                  spouse and other eligible dependents under all of the Company's life insurance, disability, accidental death and dismemberment and other Executive welfare programs, plans and policies (including, but not limited to, health and dental insurance plans and policies but excluding the benefits provided pursuant to Subparagraphs 3(h) and (i)) through December 31, 2003 provided that if the Company Health and Welfare Programs do not permit continuation of coverage through December 31, 2003, the Company will reimburse the Executive, on an after tax basis, for the cost of obtaining comparable coverage;

                              (5) Immediate vesting of all outstanding unvested
                                  stock options. To the extent the Executive is prohibited from exercising the stock options granted in February 2001 or during 2002 and 2003 (if any) under the Stock Option Plan, he shall be paid cash in lieu of exercising such options; and

                              (6) On, or within fifteen (15) days following the
                                  Termination Date, payment of any portion of the Retention Bonuses described in Paragraph 3(c) not paid as of the Termination Date.

          The amounts set forth in Paragraph 5(a)(1)-(4) above are in addition to any payments to which the Executive may be entitled pursuant to the Company's Severance Plan, if applicable.

               (b) TERMINATION FOR CAUSE OR TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON. If the Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall receive Base Salary through the date of termination to the extent not theretofore paid, all benefits accrued to the date of termination that are not forfeited under the terms of the plans, and (i) if the Executive terminates his employment without Good Reason, unpaid Annual Incentive Compensation accrued during the calendar year prior to the calendar year in which the termination is effective or (ii) if the Executive's employment is terminated by the Company for Cause and the actions(s) or occurrence(s) constituting Cause took place in the year in which the termination is effective, unpaid Annual Incentive Compensation accrued during the calendar year prior to the calendar year in which the termination is effective.

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               (c) TERMINATION DUE TO DEATH OR DISABILITY. In the event of the
Executive's death or Disability during the Term, Executive's employment will terminate as of the date of the Executive's death or Disability and he (or his Estate or beneficiaries as applicable) will receive (i) the sums set forth in paragraphs 5(a)(3) and (5) and (ii) all compensation and benefits that the Executive would have been paid, or to which he would have been entitled, had he remained employed for one (1) year after the Termination Date, regardless of whether the end of the one year period is subsequent to December 31, 2003.

               (d) EXPIRATION OF THE TERM. If the Company does not offer to renew this Agreement at least six (6) months prior to the expiration of the Term on terms at least as favorable as those in the final year of the Executive's employment except that its Term need be no longer than two (2) years and such agreement need not include the retention bonus in Paragraph 3(c). The Executive shall, upon the expiration of the Term, be entitled to receive benefits under the Company's Severance Plan as if he were entitled to receive such benefits under the terms of the Plan.

               (e) CHANGE OF CONTROL. If a "Change of Control" (as defined in the Stock Option Plan) occurs and the Executive terminates his employment no earlier than six (6) months following the Change of Control and no later than twelve (12) months following the Change of Control, the Executive shall receive compensation and benefits as if his employment was terminated by him for Good Reason.

               (f) RELEASE. Any payments payable pursuant to this Paragraph 5 other than unpaid compensation shall only be payable if the Executive delivers to the Company a release, as required under the Sotheby's, Inc. Severance Plan, of all his claims (except with regard to claims for payments or benefits specifically payable or providable hereunder which are not yet paid as of the effective date of the release, claims for vested accrued benefits, claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or claims relating to any rights of indemnification under Paragraph 8(e)), occurring up to the release date with regard to the Company and its respective past or present officers, directors and employees in such form as reasonably requested by the Company.

          6. NON-COMPETE AND NON-SOLICITATION AGREEMENT.

               (a) Because of the importance of stability and confidentiality during this time of uncertainty for the Company, and because the Executive has specialized, unique confidential knowledge vital to the Company, the Executive agrees that, during the Restricted Period (defined below), he will not, without the consent of the Company, in New York, California, England, France or Switzerland engage directly or indirectly in the live or on-line Art Auction Business or in any other business in which the Company is actively engaged or is actively seeking to become engaged as of the time the Executive's employment terminates (a "Competing Business"), whether such engagement by the Executive is as an officer, director, proprietor, employee, partner, owner, consultant, advisor, agent, sales representative or other

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participation. For purposes of this Agreement, the Art Auction Business involves auctions of property in the collecting categories that the Company offers for sale in its core business at the time of termination. For purposes of this Agreement, the "Restricted Period" is during the course of the Executive's employment and the earlier of (i) six (6) months after the end of the Term or
(ii) twelve (12) months after the termination of the Executive's employment.

               (b) In addition to the foregoing, during the Restricted Period, the Executive agrees that he will not, either alone or in concert with others, and will not cause another to in any such case directly or indirectly,

                              (1) recruit, solicit or induce any Sotheby's
                                  employees to terminate their employment with Sotheby's;

                              (2) solicit the business of, do business with, or
                                  seek to do business with, any Client of the Company (as defined herein);

                              (3) encourage or assist any Competing Business to
                                  solicit or service any Client of the Company;
                                  or

                              (4) otherwise induce any Client of the Company to
                                  cease doing business with, or lessen its business with, the Company.

               (c) The term "Client" shall not include clients of Sotheby's with whom the Executive had no dealings on behalf of Sotheby's, or clients he developed and maintained without any support or assistance, whether financial or otherwise, from Sotheby's, but shall include any person who has or has had business with the Company with whom the Executive did have dealings as well as, insofar as property that was at any time owned by such person is concerned, that person's estate, heirs and/or immediate family.

               (d) If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Paragraph 6 is unenforceable against the Executive, the provisions of this Paragraph 6 shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable.

          7. LEGAL AND EQUITABLE REMEDIES. Sotheby's shall be entitled to enjoin a violation by the Executive of any provision hereof. Moreover, the parties hereto acknowledge that the damages suffered by Sotheby's as a result of any violation of this Agreement may be difficult to ascertain. Accordingly, the parties agree that in the event of a breach of this

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Agreement by the Executive, Sotheby's shall be entitled to specific enforcement by injunctive relief of the Executive's obligations to Sotheby's. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to Sotheby's, including to enforce the performance or observation of the covenants and agreements contained in this Agreement.

          8. MISCELLANEOUS.

               (a) NOTICE. Whenever notice is required hereunder, it shall be given in writing and addressed to the Company at the main business office, and to the Executive at the address reflected in the payroll records of the Company.

               (b) ENTIRE AGREEMENT. This Agreement supersedes any and all existing agreements between the Executive and the Company relating to the terms and conditions of the Executive's employment.

               (c) AMENDMENTS AND WAIVERS. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Executive and the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

               (d) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Executive and the Company and its successors and permitted assigns. Neither this Agreement nor any of the rights of the parties hereunder may be assigned by either party hereto except that the Company may assign its rights and obligations hereunder to a corporation or other entity that acquires substantially all of its assets. Any assignment or transfer of this Agreement in violation of the foregoing provisions will be void.

               (e) INDEMNIFICATION. The Executive shall be indemnified and held harmless by the Company, or its successors or assigns, from and against any losses, claims, damages, liabilities or actions, to the fullest extent permitted by law.

               (f) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.

               (g) ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or breach thereof (other than an action or proceeding for an injunction or other equitable relief pursuant to Paragraph 7 hereof), shall be settled by arbitration in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator. The arbitrator's award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of

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competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow. The losing party in such arbitration shall be liable for any costs, including attorneys' fees. If there is a dispute as to which party lost, costs and fees shall be allocated by the arbitrator.

               (h) TAX GROSS-UP. Notwithstanding anything herein to the contrary, if it is determined by the Company on or prior to the date the applicable payments and/or benefits are paid or thereafter by the Internal Revenue Service (the "IRS") pursuant to an IRS audit of the Executive's federal income tax return(s) (an "Audit"), that any payment or benefit provided to the Executive under this Agreement would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the "Excise Tax"), then the Company shall pay (either directly to the IRS as tax withholdings or to the Executive as a reimbursement of any amount of taxes, interest and penalties paid by the Executive to the IRS) both the Excise Tax and an additional cash payment (a "Gross-Up Payment") in an amount that will place the Executive in the same after-tax economic position that the Executive would have enjoyed if the payment or benefit had not been subject to the Excise Tax. The amount of the Gross-Up Payment shall be calculated by the Company's regular independent auditors based on the amount of the Excise Tax paid by the Company as determined by the Company or the IRS. If the amount of the Excise Tax determined by the IRS is greater than an amount previously determined by the Company, the Company's auditors shall recalculate the amount of the Gross-Up Payment. The Executive shall promptly notify the Company of any IRS assertion during an Audit that an Excise Tax is due with respect to any payment or benefit, but the Executive shall be under no obligation to defend against such claim by the IRS unless the Company requests, in writing, that the Executive undertake the defense of such IRS claim on behalf of the Company and at the Company's sole expense. In such event, the Company may elect to control the conduct to a final determination through counsel of it own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability relating to the Excise Tax, and the Executive shall not settle, compromise or concede such asserted Excise Tax and the Executive shall cooperate with the Company in each phase of any contest.

               (i) MITIGATION. The Executive shall have no duty to mitigate any amounts payable or benefits provided under this Agreement.

               (j) WITHHOLDINGS. The Company is authorized to withhold from any benefit provided or payment due hereunder the amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

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               (k) SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will remain in effect, and if such provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances.

               (l) ATTORNEYS' FEES. At the request of the Executive, the Company shall pay the Executive's reasonable attorneys' fees incurred by the Executive in connection with preparation, execution and delivery of this Agreement.

               (m) EFFECTIVENESS. All of the provisions hereof that were part of the Original Agreement became effective on and as of the date of the Original Agreement, and all amendments to the Original Agreement contained herein shall be effective on and as of January 1, 2002.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        /s/ William F. Ruprecht
                                        ----------------------------
                                        WILLIAM F. RUPRECHT


                                        SOTHEBY'S HOLDINGS, INC.


                                        By: /s/ Michael I. Sovern
                                           -------------------------
                                        Name:  Michael I. Sovern
                                        Title: Chairman of the Board

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